Exhibit 10.1

REAL ESTATE PURCHASE AND SALE AGREEMENT

This Real Estate Purchase and Sale Agreement (this “Agreement”) is dated as of December 8, 2017 (the “Effective Date”), by and between The Manitowoc Company, Inc., a Wisconsin corporation (“Seller”), and Investors Community Bank, and/or assigns (“Purchaser”).

RECITALS

A. Seller owns certain real property located at 2400 S. 44th Street, Manitowoc, Wisconsin, which consists of approximately 10.75 acres of land, as more particularly described on Exhibit A attached hereto (hereinafter referred to as the “Land”).

B. Purchaser desires to purchase from Seller the Land and the other property described hereinafter as the “Property,” and Seller wishes to sell the Property to Purchaser in accordance with the terms, provisions and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the parties hereby agree as follows:

1. Sale of Property. Subject to the terms and conditions of this Agreement, Seller will sell to Purchaser, and Purchaser will purchase from Seller, all of the following property (collectively, “Property”):

1.1 The Land.

1.2 All buildings, structures, fixtures and other improvements situated on the Land; all fixtures and equipment attached to or located upon or within the Land or the improvements thereto, including without limitation all central heating and cooling units and attached floor and wall coverings; paneling; ventilating, humidifying, dehumidifying, plumbing, fire extinguishing, and electrical systems and all appliances, machinery, fixtures, and equipment pertaining thereto; and all boilers, incinerators, and the appliances, machinery, fixtures, and equipment pertaining thereto (collectively, the “Improvements”), but specifically excluding any leased Improvements disclosed by Seller in Seller’s Diligence Materials.

1.3 All appurtenances, rights, privileges and easements benefiting, belonging, or pertaining to the Land, including, without limitation, all right, title, and interest of Seller: (i) in and to any land lying in the bed of any highway, street, or road, open or proposed, in front of, abutting or servicing the Land; (ii) in and to any condemnation awards, or payments in lieu of such awards, for change of grade, alignment or access rights with regard to such highways, streets and roads; (iii) in and to any alleys, strips, or gores of land adjacent to the Land; and (iv) any easements benefiting the Land (collectively, the “Appurtenances,” and with the Land, the “Real Property”).

1.4 All of Seller’s right, title and interest in and to all of the office furniture, such as desks, file cabinets and chairs of Seller, plus any other furniture, fixtures, equipment and/or other personal property of Seller’s the parties agree to in writing within ten (10) days of the Effective Date (collectively, the “Personal Property”). In the event that Purchaser and Seller are unable to agree in writing upon the Personal Property to be included and on the Allocation (as defined below), then Purchaser and/or Seller may terminate this Agreement within five (5) days of the expiration of such ten (10) period (the “Identification Period”).

1.5 To the extent assignable, all of Seller’s interest in any governmental approvals, permits and licenses issued with respect to the Real Property (collectively, the “Licenses and Permits”) and any of Seller’s interest in and to any drawings, plans, engineering reports, specifications, contract rights, and general intangibles related to the Real Property (collectively with the Licenses and Permits, the “Intangibles”).

2. Purchase Price. As consideration for purchasing the Property, Purchaser will pay to Seller the sum (“Purchase Price”) of Five Million and No/100 Dollars ($5,000,000.00), payable as follows:

2.1 Earnest Money. Purchaser will deposit the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Earnest Money”) with First American Title Insurance Company (“Escrow Agent”), within five (5) days of execution of this Agreement. Escrow Agent shall hold and disburse the Earnest Money in accordance with the terms of this Agreement and a written strict joint order escrow agreement (the “Escrow Agreement”) prepared on a customary form provided by the Escrow Agent, which Seller and Purchaser shall execute and deliver to one another and to Escrow Agent promptly after the execution of this Agreement. Notwithstanding anything in this paragraph to the contrary, the Earnest Money shall not be due until an Escrow Agreement has been duly executed by and delivered to each of Purchaser, Seller and Escrow Agent.

2.2 Balance of Purchase Price. The balance of the Purchase Price, plus or minus prorations and other adjustments provided hereunder will be due by Purchaser at Closing, which Purchaser shall pay in cash or other immediately available funds at Closing, with Escrow Agent making all closing disbursements. The Earnest Money, together with any interest accrued thereon, paid by Purchaser under this Agreement shall be credited against the Purchase Price. The Purchase Price shall be allocated between the Land, Improvements and Personal Property as provided in Section 2.3 below.

2.3 Allocation of Purchase Price. The Purchase Price shall be allocated to the Personal Property to be acquired by Purchaser as agreed to by the parties in writing prior to the expiration of the Identification Period (the “Allocation”). Seller agrees that it shall not use any figures which are inconsistent with such allocation in any filing with the Internal Revenue Service or any other Federal or State agency after the date of the Closing.

3. Due Diligence.

3.1 Seller shall provide copies to Purchaser or otherwise make available to Purchaser at the Property any of the documents listed on Exhibit C attached hereto (the “Seller’s Diligence Materials”) to the extent the same are in Seller’s actual, physical possession within ten (10) days of the Effective Date.

3.2 Purchaser shall have until the date that is January 15, 2017 (the “Inspection Period”) to inspect and investigate the Real Property and determine whether the same is satisfactory to Purchaser, in Purchaser’s sole discretion, including, but not limited to, a review of the zoning of the Real Property and confirming that such zoning permits Purchaser’s intended use of the Real Property. Notwithstanding the expiration of the Inspection Period, Purchaser shall have the right, subject to the terms herein, during normal business hours and upon reasonable notice, to enter upon the Property to inspect and investigate the Property until Closing. Purchaser’s inspections and investigations shall include, but not be limited to, the following reviews, investigations and analysis of the Property:

3.2.1 Review of Seller Diligence Materials. If Purchaser’s review of Seller’s Diligence Materials discloses any condition of the Property which Purchaser determines, in its sole discretion, is unsatisfactory for any reason or no reason, Purchaser may terminate this Agreement by providing Seller with a written notice of the same prior to the end of the Inspection Period and Purchaser shall receive a return of the Earnest Money from Escrow Agent.

3.2.2 Title and Survey.

(a) Within ten (10) days after the Effective Date, Seller shall provide Purchaser, at Seller’s expense, a title commitment for an ALTA owner’s policy of title insurance on the Real Property (the “Title Commitment”) and copies of all documents referenced in the Title Commitment from Escrow Agent (also referred to herein as the “Title Company”). During the Inspection Period, Purchaser may elect to obtain, at Purchaser’s expense, a survey of the Property (a “Survey”). Upon completion, Purchaser will promptly provide Seller with a copy of the Survey. Purchaser shall have until the end of the Inspection Period to review and object to the condition of title reflected in the Title Commitment or Survey. On or prior to the expiration of the Inspection Period, Purchaser may deliver to Seller a written notice of Purchaser’s objections to any matters raised by its review of the Title Commitment and Survey (the “Title and Survey Objections”). If Purchaser does not deliver to Seller notice of any Title and Survey Objections on or prior to the expiration of the Inspection Period, then Purchaser shall be deemed to have waived its right to object to any matters appearing on the Title Commitment and the Survey, except for any matters which Seller is obligated to satisfy or caused to be insured over pursuant to 3.2.2(b) below. Within ten (10) days of receipt of any such notice of Title and Survey Objections as set forth in this Section 3.2.2, Seller shall notify Purchaser in writing of Seller’s election to cure, at Seller’s sole expense, such Title and Survey Objections or Seller’s election to not cure such Title and Survey Objections (“Seller’s Response Notice”) (provided that Seller shall not be obligated to cure any such Title and Survey Objections that constitute Permitted Exceptions listed in 3.2.2(b) below). If Seller fails to provide Seller’s Response Notice to Purchaser within the ten (10) day period provided above, then Seller will be deemed to have elected to not cure any Title and Survey Objections. If Seller fails to provide the Seller’s Response Notice or provides the same electing not to cure any of the Title and Survey Objections, then Purchaser shall notify Seller and Escrow Agent, within three (3) business days following the later of receipt of Seller’s Response Notice or the expiration of the ten (10) day period to provide such Seller’s Response Notice, of Purchaser’s election, in its sole and absolute discretion, to either (i) terminate this Agreement (whereupon this Agreement shall terminate and Purchaser shall receive the Earnest Money from Escrow Agent) or (ii) proceed to Closing and accept title to the Real Property subject to those Title and Survey Objections which Seller so notified Purchaser would not be cured. If Purchaser fails to notify Seller within three (3) business days following receipt of Seller’s Response Notice as provided above, then Purchaser shall be deemed to have elected to accept title to the Real Property subject to those Title and Survey Objections which Seller so notified Purchaser would not be cured.

(b) At Closing, Seller shall convey to Purchaser fee simple title to the Real Property in the form of a special warranty deed (the “Deed”) subject only to the Permitted Exceptions. The “Permitted Exceptions” shall consist of: (i) the lien of general real estate taxes and other public charges for which Purchaser is responsible under this Agreement (“Current Taxes”); and (ii) any recorded easements, restrictions, covenants or other exceptions shown on the Title Report or the Survey (or which would have been revealed by an accurate ALTA survey of the Real Property) to which Purchaser does not object to in writing as set forth in Section 3.2.2(a) above.

(c) At Closing, Seller shall: (i) execute Title Company’s customary form of title affidavits to allow for the removal of standard title exceptions (other than those relating to survey matters (which Purchaser shall be solely responsible for removing)), which shall not add any new exceptions to title, and which shall provide indemnities relating to any gap coverage required by Purchaser; (ii) execute such other instruments as are customarily and reasonably required by the Title Company for compliance with tax reporting or disclosure requirements; and (iii) furnish such customary written evidence of Seller’s organizational status and authority to consummate this transaction as the Title Company may reasonably require. Notwithstanding anything contained in this Agreement to the contrary, Seller shall be obligated, at its sole cost and expense, to satisfy or cause to be bonded or insured over to the reasonable satisfaction of Purchaser and the Title Company, at or prior to Closing, all mortgages, tax liens and judgments affecting the Real Property.

3.3 Inspections, Tests and Studies. During the Inspection Period and thereafter if this Agreement has not been terminated, Purchaser and its Permittees (defined below) shall have the right, at Purchaser’s sole risk and expense, to access the Real Property. During the Inspection Period, Purchaser and its Permittees may perform such investigations, inspections, tests and studies of the Real Property as Purchaser shall deem necessary or advisable, including, at Purchaser’s election, a “Phase I Assessment” (the “Studies”). If, after the review of the information included in any of the Studies, Purchaser determines, in its sole discretion, that the condition of the Property is not acceptable to Purchaser for any or no reason, including, without limitation, the economic feasibility of the Property, then Purchaser may terminate this Agreement by providing Seller a written notice of the same prior to the end of the Inspection Period. Notwithstanding anything to the contrary in this Section 3.3, neither Purchaser nor its Permittees shall perform any invasive testing (including, but not limited to any soil testing, any Phase II testing or testing for the presence of hazardous building materials) on the Real Property nor take any samples from the Real Property without the express written consent of Seller, which consent may be withheld, conditioned or delayed in Seller’s sole and absolute discretion. Purchaser may conduct such inspections, tests, surveys, interviews and other analyses as Purchaser determines is necessary, including, without limitation, entry into or upon every space within the Property and Seller shall make available to Purchaser for its review, the Seller’s Diligence Materials, to the extent in Seller’s possession or control. In connection with the Studies, Seller shall permit Purchaser and its designated representatives, contractors and engineers (collectively, “Permittees”), upon reasonable advance notice, access to and entry upon the Real Property to conduct the Studies. Purchaser shall not permit any liens to attach to the Property by reason of the exercise of its rights hereunder, and if any of the same are filed, Purchaser shall promptly cause the same to be removed or bonded over. Purchaser shall promptly repair any damage to the Property occasioned by Purchaser or the Permittees’ gross negligence or willful misconduct and shall restore the Property to its condition immediately prior to such entry. Purchaser shall indemnify and hold Seller harmless from and against any and all cost, expense, liability, or damage arising out of the following (except in each case to the extent the following arises out of the negligence or willful misconduct of Seller or arises out of preexisting conditions): (i) any injury to any person or the Property, or any claim against Seller, attributable to Purchaser’s or its Permittees’ exercise of any of their rights hereunder (including, but not limited to, the entry upon the Property by Purchaser and/or its Permittees); and (ii) any mechanics liens filed against the Property or claims or demands made against Seller for work performed by or on behalf of the Purchaser or its Permittees. Purchaser, the Permittees and their agents and contractors performing the studies shall each carry commercial general liability insurance in an amount not less than One Million and no/100ths Dollars ($1,000,000), insuring all of their activities in connection with Purchaser and the Permittees, and Seller shall be named as an additional insured on all such policies. The terms of this Section 3.3 shall survive Closing or termination of this agreement, as the case may be. For purposes of this Section 3.3, it shall be deemed reasonable advance if Purchaser provides two (2) days prior notice.

3.4 Supplemental Title Report. In the event the Title Company issues one or more supplemental Title Reports, the “Title Report” shall be deemed amended to incorporate the changes reflected in such supplemental Title Reports. Notwithstanding anything to the contrary contained herein, Purchaser shall have five (5) business days following receipt by Purchaser of a supplemental Title Report to deliver a supplemental Purchaser’s Title Notice with respect to any new item not shown on the Title Report, in which case such items shall be deemed to be Title Objections and the procedures and provisions of Section 3.2.2(a) shall apply to such items, including Purchaser’s right to receive a return of the Earnest Money pursuant to and in accordance with Section 3.2.2(a).

3.5 Termination by Purchaser; Failure to Terminate. If Purchaser elects to terminate this Agreement for any of the reasons set forth in this Section 3 during the Inspection Period, the Earnest Money shall immediately be returned to Purchaser upon Purchaser’s delivery of a written termination notice to Seller, Purchaser shall promptly return the Seller’s Diligence Materials to Seller and this Agreement shall be of no further force or effect, except for those matters which, by the express terms of this Agreement, survive the termination of this Agreement. If such notice of termination is not received by Seller during on or before the expiration of the Inspection Period, as applicable, then, unless this Agreement is terminated in accordance with the provisions of Sections 3, 7.4, 11.1, 12 or 13 of this Agreement, the Purchaser’s right to terminate this Agreement pursuant to this Section 3 (except pursuant to Sections 3.2.2 or 3.4) shall be deemed waived and the Earnest Money shall become non-refundable to Purchaser, but shall be applicable to the Purchase Price at Closing.

4. Covenants by Seller. Seller covenants and agrees with Purchaser as follows from the Effective Date until the Closing Date:

4.1 Transfers; Easements. Seller shall not transfer, encumber or restrict any of the Property or any interest therein, or create or permit to be created any easements on the Real Property, without Purchaser’s prior written consent.

4.2 Operation. Prior to the date of Closing, Seller shall operate, maintain, repair and insure the Property in a manner consistent with the existing operation, maintenance, repair and insurance of the Property; provided that Seller’s maintenance obligations under this Section shall not include any obligations to make capital expenditures not incurred in Seller’s ordinary course of business or any other expenditure not incurred in Seller’s ordinary course of business.

5. Representations and Warranties by Seller. Seller hereby represents and warrants to Purchaser that, to Seller’s actual knowledge without investigation or inquiry, all of the following statements in this Section 5 are true, correct and complete as of the Effective Date and again as of the Closing Date:

5.1 Authority. This Agreement and Seller’s Closing Documents when executed will be the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, creditor’s rights and other similar laws.

5.2 FIRPTA. Seller is not a “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

5.3 Seller Organization. Seller is a corporation validly existing and in good standing under the laws of the State of Wisconsin. Seller has the requisite power and authority to enter into and to perform its obligations under this Agreement and Seller’s Closing Documents. This Agreement and Seller’s Closing Documents when executed will be duly authorized by all necessary action on the part of the Seller and have been or will be duly executed and delivered by Seller. Seller’s execution, delivery and performance of this Agreement and Seller’s Closing Documents will not conflict with the result and the violation of Seller’s organizational documents or any judgment, order or decree of any court or arbiter, to which Seller is a party.

5.4 Personal Property. Seller has complete power and authority to sell, transfer, and convey the Personal Property to Purchaser. The Personal Property shall be, on the Closing Date, free and clear of all liens, claims, or encumbrances, fully paid for and located on the Property on the Closing Date.

5.5 Litigation, Court Orders. There are no legal actions, condemnation proceedings, suits, or other legal administrative proceedings, pending or threatened against the Property, and there are no governmental agency or court orders requiring repairs, alterations, or corrections of any existing conditions on the Property.

5.6 No Prior Right to Purchase. No person has any option, right of first refusal, or similar right to purchase all or any portion of the Property.

5.7 No Adverse Possessors. There are no parties in possession of any portion of the Property as tenants at sufferance or trespassers.

5.8 No Lessees. There are no parties in possession of any portion of the Property as lessees.

5.9 Hazardous Wastes. There are no Hazardous Materials on the Property in violation of any applicable federal, state, county, municipal, or other applicable environmental laws, ordinances, regulations, orders, directives, or other requirements of such governmental authorities. (“Environmental Requirements”). Seller has not received written notice concerning any alleged violation of Environmental Requirements. As used herein, the term “Hazardous Substances” shall mean any hazardous, toxic, or radioactive substances, materials, or wastes, pollutants or contaminants, as defined, listed or regulated by any federal, state, or local law, regulation or order including, without limitation, asbestos or asbestos-containing building materials and PCBs. Each of the Seller representations and warranties contained in this Agreement shall survive the Closing for six months following the Closing Date.

All of the Seller’s representations and/or warranties contained herein shall automatically be null and void and of no further force and effect after the date which six months following the Closing Date unless, prior to the end of such three month period, Purchaser shall have commenced a legal proceeding against Seller, alleging a breach of such representation or warranty when made, and that Purchaser has suffered actual damages as a result thereof. Notwithstanding anything to the contrary contained in this Agreement, to the extent that Purchaser obtains knowledge or documentation prior to Closing that any of Seller’s representations or warranties were untrue when made in any material respect. Purchaser’s sole and exclusive remedy as a result thereof shall be to terminate this Agreement and receive a refund of Earnest Money (thereby waiving all rights to seek and recover damages against Seller with respect to any such misrepresentation of which Purchaser is deemed to have knowledge), and thereafter, Purchaser and Seller shall have no further rights or obligations under this Agreement to survive the termination hereof; and if, notwithstanding such breach of a representation, Purchaser elects to close the transaction contemplated by this Agreement, Purchaser shall be deemed to have waived its rights to recover damages from Seller following the Closing with respect to any such misrepresentation of which Purchaser is deemed to have knowledge.

Purchaser agrees that it is conducting its own investigations and inquiries as to the Property, which is (except as expressly provided for in this Agreement) being sold on an “as is, where is” basis, as further provided in Section 17 below. Therefore, Seller’s liability for any breach of a representation or warranty contained in this Agreement shall in no event exceed Three Hundred Thousand and no/100 Dollars ($300,000) (the “Seller’s Maximum Liability”). The terms and provisions of this Section 5 shall survive the closing of the transactions hereunder or the earlier termination of this Agreement.

6. Representations, Warranties and Covenants by Purchaser. Purchaser represents, warrants and covenants to Seller as follows as of the Effective Date and again as of the Closing Date:

6.1 Authority. Purchaser has the requisite power and authority to enter into this Agreement and Purchaser’s Closing Documents (as hereinafter defined). This Agreement and Purchaser’s Closing Documents when executed will be duly authorized by all necessary action on the part of Purchaser and have been or will be duly executed and delivered by Purchaser. Purchaser’s execution, delivery and performance of this Agreement and Purchaser’s Closing

Documents will not conflict with or result in violation of Purchaser’s organizational documents, or any judgment, order or decree of any court or arbiter, to which Purchaser is a party. To Purchaser’s knowledge, this Agreement and Purchaser’s Closing Documents when executed will be valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, creditor’s rights and other similar laws.

6.2 Actions against Purchaser. Purchaser (i) has not applied for, consented to, or is subject to the appointment of a receiver, trustee, custodian, liquidator or other similar official for itself or for all or a substantial part of its assets; (ii) is not subject to a bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceeding, or has admitted in writing its inability to pay its debts as they become due; (iii) has not made an assignment for the benefit of creditors; (iv) has not filed a petition or an answer seeking, consenting to, or acquiescing in a reorganization or an arrangement with creditors, or sought to take advantage of any bankruptcy law, insolvency law or other law for the benefit of debtors; or (v) has not filed an answer admitting the material obligations of a petition filed against it in any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceeding. The terms and provisions of this Section 6 shall survive the closing of the transactions contemplated hereunder or the earlier termination of this Agreement for a period of six (6) months.

7. Closing.

7.1 Closing Date. Closing of the transaction contemplated by this Agreement (the “Closing”) shall occur through escrow with the Title Company not later than March 1, 2017. As used in this Agreement, the term “Closing Date” shall mean the date on which the Closing actually occurs.

7.2 Purchaser’s Conditions Precedent to Closing. In addition to the satisfaction of Purchaser’s contingencies set forth in Section 3 hereof, Purchaser’s obligation to consummate the transaction contemplated by this Agreement will also be subject to satisfaction or waiver of each of the following conditions:

7.2.1 Representations and Warranties of Seller. The representations and warranties of Seller set forth herein, will be true and correct as of the Closing Date in all material respects.

7.2.2 Obligations of Seller. Seller will have performed all of the obligations required to be performed by Seller under this Agreement, as and when required by this Agreement, in all material respects, including the payment or satisfaction of all obligations or costs required to be paid by Seller under this Agreement.

7.2.3 Title to the Real Property. Title to the Real Property shall be in the condition required by Section 3.2 and 3.4 of this Agreement, there shall be no new exceptions to title made between the effective date of the Title Report and the Closing Date, and the Title Company is ready, willing, and able to (a) issue a closing protection letter to Purchaser, at no additional cost to Purchaser, and (b) issue to Purchaser an owner’s policy of title insurance in a form and with all endorsements as approved by Purchaser as evidenced by the Title Report and subject only to Permitted Exceptions in the amount of the Purchase Price and Seller complies with all requirements set forth in the Title Report required by the Title Company of Seller for issuance of such title policy.

7.2.4 Closing Documents. Seller shall have executed and delivered the Seller’s Closing Documents.

7.3 Seller’s Conditions Precedent to Closing. Seller’s obligation to consummate the transaction contemplated by this Agreement will be subject to satisfaction or waiver of each of the following conditions:

7.3.1 Representations and Warranties of Purchaser. The representations and warranties of Purchaser set forth herein will be true and correct in all material respects.

7.3.2 Purchase Price. Purchaser shall have delivered the Purchase Price (subject to any adjustments described in this Agreement) to Escrow Agent.

7.3.3 Purchaser’s Closing Documents. Purchaser shall have executed and delivered all of the Purchaser’s Closing Documents.

7.3.4 Lender Consent. Seller shall have received written consent from its lenders to the transaction contemplated hereunder this Agreement in a form reasonably acceptable to Seller (the “Lender Consent”). In the event Seller fails to receive the Lender’s Consent on or before December 31, 2017, Seller may provide Purchaser with written notice thereof on or before such date, in which case this Agreement shall terminate, Purchaser shall receive a return of its Earnest Money, the parties shall have no further obligations hereunder, except those obligations which expressly survive the termination of this Agreement, and Seller shall reimburse Purchaser for the reasonable due diligence costs Purchaser incurred in an amount not to exceed $20,000. If Seller fails to timely notify Purchaser that Seller failed to obtain the Lender’s Consent, then Seller shall have waived its rights to terminate this Agreement pursuant to this Section 7.3.4.

7.4 Failure of Conditions to Closing. Notwithstanding anything to the contrary contained in this Agreement, if any of the conditions set forth in Sections 7.2 or 7.3 of this Agreement are not timely satisfied or waived (other than due to a default by one of the parties hereto, in which case the non-defaulting party shall be entitled to any remedy available to it under this Agreement for such default), or if this Agreement is otherwise terminated in accordance with the terms of this Agreement with reference to the provisions of this Section 7.4, then:

7.4.1 This Agreement and the rights and obligations of Purchaser and Seller hereunder shall terminate, and this Agreement shall be of no further force or effect, except for those matters which, by the express terms of this Agreement, survive the termination of this Agreement; and

7.4.2 All documents deposited by Purchaser shall be promptly returned by or through Escrow Agent to Purchaser, and all documents deposited by Seller shall be promptly returned by or through Escrow Agent to Seller; and

7.4.3 All funds, including the Earnest Money, held by Escrow Agent shall be promptly refunded by Escrow Agent to Purchaser.

7.5 Fees and Expenses. If this Agreement terminates because of the non-satisfaction of any condition to Closing, the fees and expenses of the Escrow Agent and/or the Title Company shall be borne by Seller (except in the event that either Purchaser or Seller is in default under this Agreement, in which case the defaulting party shall pay the entire amount of such fees and expenses).

8. Seller’s Closing Documents. On or before the Closing Date, Seller will execute and/or deliver to Escrow Agent or cause to be executed and/or delivered the following (collectively, “Seller’s Closing Documents”):

8.1 Deed. The Deed conveying the Real Property to Purchaser subject to only the Permitted Exceptions.

8.2 Assignment and Assumption of Intangibles. An assignment and assumption agreement for Intangibles in the form of Exhibit D attached hereto (the “Assignment of Intangibles”).

8.3 Bill of Sale. A bill of sale for the Personal Property in the form of Exhibit E attached hereto.

8.4 Sellers Affidavits. The title affidavits of Seller and such other documentation reasonably required by the Title Company and as required in Section 3.2 hereof.

8.5 FIRPTA Affidavit. A non-foreign affidavit signed by Seller in the form of Exhibit F attached hereto.

8.6 Title Documents. Seller shall executed and deliver such other documents as may be reasonably required by the Title Company in order to issue the title policy required by this Agreement.

8.7 Closing Statement. A closing statement in form and substance acceptable to both Seller and Purchaser, and consistent with the terms, provisions and conditions of this Agreement (the “Closing Statement”).

8.8 Transfer Tax Declarations; Other State Forms. Such transfer tax, affidavits or certificates as may be required by applicable law.

8.9 Miscellaneous. Such other documents, instruments and affidavits as will be reasonably necessary to consummate the transaction contemplated by this Agreement, including, without limitation, affidavits identifying any brokers involved as the only persons entitled to a brokerage or similar commission in connection with consummation of the transaction contemplated hereby.

9. Purchaser’s Closing Documents. On the Closing Date, Purchaser will execute and/or deliver or cause to be executed and/or delivered to Escrow Agent the following (collectively, “Purchaser’s Closing Documents”):

9.1 Purchase Price. The Purchase Price (including the Earnest Money), plus or minus prorations and other adjustments, if any, by wire transfer of immediately available funds.

9.2 Assignment and Assumption of Intangibles. The Assignment of Intangibles.

9.3 Closing Statement. The Closing Statement.

9.4 Transfer Tax Declarations. Such transfer tax declarations, affidavits or certificates as may be required by applicable law.

9.5 Miscellaneous. Such other documents, instruments and affidavits as will be reasonably necessary to consummate the transaction contemplated by this Agreement, including, without limitation, affidavits identifying any brokers involved as the only persons entitled to a brokerage or similar commission in connection with consummation of the transaction contemplated hereby.

10. Adjustment and Prorations. At Closing, Seller and Purchaser will make the following adjustments and apportionment of expenses with respect to the Property:

10.1 Prorations. Except as expressly provided otherwise in this Section 10, real estate taxes, all utilities, operating expenses and other apportionable income and expenses paid or payable shall be apportioned pro rata on a per diem basis as of 12:01 A.M. on the Closing Date, with Purchaser deemed to be the owner of the Property on the Closing Date.

10.2 Real Estate Taxes and Special Assessments. Seller shall pay at the Closing any current installments of all special assessments or taxes affecting the Property which would become delinquent if not paid prior to the Closing Date. All other special assessments shall be paid by Purchaser. Any delinquent real estate and personal property taxes and assessments on the Property shall be paid at the Closing by Seller.

10.3 Title Insurance. Seller will pay for the cost of the Title Report and the title policy (including extended coverage and a “gap” endorsement) in the amount of the Purchase Price. Purchaser will pay for the cost of any other endorsements to the title policy which Purchaser obtains from the Title Company.

10.4 Closing Fee. Seller and Purchaser will each pay one-half (1/2) of any reasonable and customary escrow closing fees charged by the Title Company.

10.5 Transfer and Recording Taxes. Seller shall pay all applicable transfer taxes imposed by the state, county or local municipality in which the Real Property is located. Purchaser shall pay for the recording of the Deed.

10.6 Attorneys’ Fees. Each of the parties will pay its own attorneys’ fees; provided, however, in the event of any litigation between the parties arising out of this Agreement or the collection of any funds due Purchaser or Seller pursuant to this Agreement, the prevailing party shall be entitled to recover from the other all reasonable, out-of-pocket costs incurred, including without limitation reasonable attorneys’ and paralegals’ fees and litigation costs, whether such fees and costs are incurred at trial, on appeal or in any bankruptcy proceedings.

10.7 Utilities. Seller shall cause the reading of all utility services, including, without limitation, oil, water, electric, telephone, gas and sewer, to be made as of the Closing Date, or as soon as possible prior thereto and any charges for such utility services shall be prorated on an accrual basis as of the Closing Date. Seller shall pay all such expenses that accrue prior to the Closing and Purchaser shall pay all such expenses accruing on the Closing and thereafter. Seller shall receive a credit for any utility deposits made for such utilities, unless such utility deposits are refunded to Seller by the provider of the utility services.

10.8 Other Costs. All other costs will be allocated in accordance with the customs prevailing in similar transactions in the area which the Property is located.

11. Default.

11.1 Seller Default. If Seller shall, (i) fail to consummate the purchase and sale contemplated herein when required to do so pursuant to the provisions hereof, time being of the essence, or (ii) otherwise breach or default under any of the provisions of this Agreement and Seller does not cure such failure, breach or default within five (5) days after receipt of written notice from Purchaser specifying the breach or default, then Purchaser shall be entitled to exercise only the following remedies: (A) enforce specific performance of the terms, provisions and conditions of this Agreement; or (B) terminate this Agreement and Escrow Agent shall immediately refund the Earnest Money to Purchaser; provided however that after Closing, Purchaser may recover from Seller its losses or damages resulting from the Seller’s breach of its express representations or warranties contained herein up to the amount of the Seller’s Maximum Liability under any claims filed in a timely manner (as required by Section 6 above).

11.2 Purchaser Default. If Purchaser shall be in breach or default under any of the provisions of this Agreement and Purchaser does not cure such failure, breach or default within five (5) days after receipt of written notice from Seller specifying the breach or default, then Seller shall be entitled to receive the Earnest Money from Escrow Agent as liquidated damages and not as a penalty, as Seller’s sole and exclusive remedy.

12. Damage. Seller shall bear all risk of loss or damage to the Property prior to Closing. In the event loss, damage or casualty to the Property, the cost of which exceeds Four Hundred Thousand and no/100 Dollars ($400,000), Purchaser shall have the right to terminate this Agreement by written notice to Seller given within seven (7) days after receipt by Purchaser of notice from Seller that such loss, damage or casualty has occurred. In the event of any such termination pursuant to this Section 12, the Earnest Money shall promptly be returned to Purchaser, Purchaser shall promptly return Seller’s Diligence Materials to Seller and Purchaser and Seller shall be relieved of further obligations under this Agreement, at law or in equity (except that the parties shall be entitled to enforce those obligations which expressly survive any termination of this Agreement). If Purchaser fails to elect to terminate (in the manner provided in this Section 12), then Seller will either provide Purchase with a credit against the Purchaser

Price in the amount of the insurance proceeds received (to the extent not already spent in connection therewith) or assign to Purchaser at the Closing Date all of Seller’s right, title and interest in and to any insurance proceeds received (to the extent not already spent in connection therewith) or to be received as a result of such event.

13. Condemnation. If, prior to the scheduled Closing Date, eminent domain proceedings are commenced against the Property or any material portion thereof, Seller will promptly give notice to Purchaser of such fact. In such event and at Purchaser’s sole option (to be exercised within thirty (30) days after Seller’s notice), this Agreement shall terminate. In the event of any such termination pursuant to this Section 13, the Earnest Money shall promptly be returned to Purchaser, Purchaser shall promptly return Seller’s Diligence Materials to Seller, and Purchaser and Seller shall be relieved of further obligations under this Agreement, at law or in equity (except that the parties shall be entitled to enforce those obligations which expressly survive any termination of this Agreement). If Purchaser fails to elect to terminate (in the manner provided in this Section 13), then Seller will assign to Purchaser at the Closing Date all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceedings, and there will be no reduction in the Purchase Price.

14. Broker’s Commission; Agency Disclosure. Seller and Purchaser represent and warrant to each other that in connection with the transaction contemplated hereby, no third party broker or finder has been engaged or consulted by Seller or Purchaser, as applicable, or is entitled to compensation or commission in connection herewith. Seller and Purchaser will defend, indemnify and hold harmless the other from and against any and all claims of any other brokers, finders or any like third party claiming any right to commission or compensation by or through acts of Seller or Purchaser, as applicable, in connection herewith. The indemnity obligations hereunder will include, without limitation, all damages, losses, risks, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and costs) arising from and related to matters being indemnified hereunder.

15. Assignment. Purchaser may assign its rights (but not its obligations) under this Agreement to an entity controlled by Purchaser without the consent of Seller provided however that (1) Purchaser shall not be released or relieved of its obligations hereunder due to such assignment and (2) Purchaser first provides Seller with written evidence of such control. In all other cases, Purchaser may assign its rights (but not its obligations), with the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), to any other person or entity provided however that Purchaser shall not be released or relieved of its obligation hereunder. In the event of any assignment permitted in accordance with the provisions of this Section 15, the closing documents shall, where appropriate, reflect the name of the permitted assign or other assignee rather than Purchaser.

16. Notices. Any notice or other communication in connection with this Agreement will be in writing and will be sent by nationally recognized overnight courier guarantying next day delivery, by personal delivery, or by email transmission followed by delivery of a hard copy, properly addressed as follows:

If to Purchaser:	Investors Community Bank Attention: Mark Miller 860 N. Rapids Road PO BOX 700 Manitowoc, WI 54221 Email: mmiller@investorscommunitybank.com

with a copy to:	Reinhart Boerner Van Deuren s.c. 1000 N. Water Street, Suite 1700 Milwaukee, WI 53202 Attn: John M. Murphy Email: jmurphy@reinhartlaw.com

If to Seller:	The Manitowoc Company, Inc. 2400S. 44th Street Manitowoc, Wisconsin, 54220 Attn: Thomas L/ Doerr, Jr. Email: Thomas.Doerr@manitowoc.com

with a copy to:	Quarles & Brady LLP 33 E. Main Street, Suite 900 Madison, WI 53703 Attn: Douglas S. Buck Email: Douglas.Buck@quarles.com

All notices will be deemed one (1) business day following deposit if delivered to an overnight courier guaranteeing next day delivery and on the same day (i) if sent by personal delivery or (ii) if sent by email transmission and received by the recipient prior to 5:00 p.m. provided that delivery is made via overnight courier service the following business day. Any party may change its address for the service of notice by giving written notice of such change to the other party, in any manner above specified. Notice of change of address shall be given by written notice in the manner detailed in this Section 16. Each party’s respective attorney shall have the right to deliver notices on such party’s behalf.

17. As-Is Sale. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN, PURCHASER ACKNOWLEDGES AND AGREES THAT IT WILL BE PURCHASING THE PROPERTY AND THE PERSONAL PROPERTY BASED SOLELY UPON ITS INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AND THE PERSONAL PROPERTY, AND THAT PURCHASER WILL BE PURCHASING THE PROPERTY AND THE PERSONAL PROPERTY “AS IS” AND “WITH ALL FAULTS”, BASED UPON THE CONDITION OF THE PROPERTY AND THE PERSONAL PROPERTY AS OF THE DATE OF THIS AGREEMENT, ORDINARY WEAR AND TEAR AND LOSS BY FIRE OR OTHER CASUALTY OR CONDEMNATION EXCEPTED AND THAT SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN RESPECT OF THE PROPERTY. WITHOUT LIMITING THE FOREGOING, PURCHASER

ACKNOWLEDGES THAT, EXCEPT AS MAY OTHERWISE BE SPECIFICALLY SET FORTH ELSEWHERE IN THIS AGREEMENT, NEITHER SELLER NOR ITS CONSULTANTS, BROKERS OR AGENTS HAVE MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND UPON WHICH PURCHASER IS RELYING AS TO ANY MATTERS CONCERNING THE PROPERTY OR THE PERSONAL PROPERTY, INCLUDING, BUT NOT LIMITED TO: (I) THE CONDITION OF THE LAND OR ANY IMPROVEMENTS COMPRISING THE PROPERTY; (II) THE EXISTENCE OR NON - EXISTENCE OF ANY POLLUTANT, TOXIC WASTE AND/OR ANY HAZARDOUS MATERIALS OR SUBSTANCES; (III) ECONOMIC PROJECTIONS OR MARKET STUDIES CONCERNING THE PROPERTY, OR THE INCOME TO BE DERIVED FROM THE PROPERTY; (IV) ANY DEVELOPMENT RIGHTS, TAXES, BONDS, COVENANTS, CONDITIONS AND RESTRICTIONS AFFECTING THE PROPERTY; (V) THE NATURE AND EXTENT OF ANY RIGHT OF WAY, LEASE, LIEN, ENCUMBRANCE, LICENSE, RESERVATION OR OTHER TITLE MATTER; (VI) WATER OR WATER RIGHTS, TOPOGRAPHY, GEOLOGY, DRAINAGE, SOIL OR SUBSOIL OF THE PROPERTY; (VII) THE UTILITIES SERVING THE PROPERTY; (VIII) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON; OR (IX) THE COMPLIANCE OF THE PROPERTY WITH ANY ZONING, ENVIRONMENTAL, BUILDING OR OTHER LAWS, RULES OR REGULATIONS AFFECTING THE PROPERTY. SELLER MAKES NO REPRESENTATION OR WARRANTY THAT THE PROPERTY COMPLIES WITH THE AMERICANS WITH DISABILITIES ACT OR ANY FIRE CODE OR BUILDING CODE. PURCHASER HEREBY RELEASES AND AGREES TO INDEMNIFY AND DEFEND SELLER FROM ANY AND ALL LIABILITY IN CONNECTION WITH ANY ENVIRONMENTAL CLAIMS WHICH PURCHASER OR ANY OTHER PARTY MAY HAVE AGAINST SELLER AND PURCHASER HEREBY AGREES NOT TO ASSERT ANY ENVIRONMENTAL CLAIMS FOR CONTRIBUTION, COST RECOVERY OR OTHERWISE, AGAINST SELLER RELATING DIRECTLY OR. INDIRECTLY TO THE EXISTENCE OF ASBESTOS OR HAZARDOUS MATERIALS OR SUBSTANCES ON, OR ENVIRONMENTAL CONDITIONS OF, THE PROPERTY, WHETHER KNOWN OR UNKNOWN. SAID RELEASE SHALL NOT APPLY TO ANY THIRD PARTY ENVIRONMENTAL CLAIMS BROUGHT AGAINST SELLER BY PARTIES OTHER THAN PURCHASER OR ITS SUCCESSORS AND ASSIGNS. The terms and provision of this Section 17 shall survive the closing of the transactions contemplated hereunder or the earlier termination of this Agreement.

18. Captions. The section headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.

19. Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein contained, and all prior negotiations, discussions, writings and agreements between the parties with respect to the subject matter herein contained are superseded and of no further force and effect. No covenant, term or condition of this Agreement will be deemed to have been waived by either party, unless such waiver is in writing signed by the party charged with such waiver.

20. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

21. Controlling Law. This Agreement will be governed by and construed in accordance with the laws of the State in which the Real Property is located, without application of the choice of law rules of such State.

22. Severability. The unenforceability or invalidity of any provisions hereof will not render any other provision herein contained unenforceable or invalid.

23. Time of Essence. Time is of the essence as to each and every provision of this Agreement.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Either party may rely upon a facsimile copy of an executed counterpart of this Agreement and this Agreement shall be enforceable against the party executing such counterpart.

25. Consideration. Purchaser and Seller acknowledge that each party will expend material sums of money in reliance on the other party’s obligations under this Agreement, in connection with negotiating and executing this Agreement, furnishing the Earnest Money, producing and reviewing due diligence materials, conducting the inspections contemplated by this Agreement and preparing for Closing. Furthermore, Purchaser would not have executed this Agreement without the availability of an inspection or due diligence contingency. Purchaser and Seller, therefore, agree that adequate consideration exists to support each of the party’s obligations under this Agreement, and Seller and Purchaser each waive any and all rights to challenge the enforceability of this Agreement on the basis that any of the conditions or contingencies set forth herein are at Seller’s or Purchaser’s sole discretion or that any of the agreements contained herein are illusory.

26. Business Days. If, under the terms of this Agreement, the time for the performance of any act, giving of notice, or making any payment falls on a Saturday, Sunday, or legal holiday, such time for performance shall be extended to the next succeeding business day. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Wisconsin.

27. 1031 Exchange. Seller covenants and agrees that it will cooperate with Purchaser in the event that Purchaser or its assigns wishes to participate in a deferred tax-free exchange under Section 1031 of the Internal Revenue Code, provided that Seller shall incur no cost in consequence of cooperating with respect to the exchange

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to have been executed and delivered as of the Effective Date.

SELLER:

THE MANITOWOC COMPANY, INC.

By:	/s/ Thomas L. Doerr, Jr.
Name:	Thomas L. Doerr, Jr.
Its:	SVP, General Counsel, Secretary

PURCHASER:

INVESTORS COMMUNITY BANK

By:	/s/ Mark A. Miller
Name:	Mark A. Miller
Its:	Sec’y

[signature page]

EXHIBIT A

Legal Description of the Property

Parcel 1:

PIN: 05283540201000

Parcel 2:

PIN: 05283540202300

Tracts 7 and 8 of Certified Survey Map recorded in the office of the Register of Deeds for Manitowoc County, Wisconsin, on July 14, 2000 in Volume 19 of Certified Survey Maps, at Page 243, as Document No. 860037, being in the West V2 of the Southeast  1⁄4 of Section 35, Township 19 North, Range 23 East, in the City of Manitowoc, County of Manitowoc, State of Wisconsin and as corrected by an Affidavit of Correction recorded on November 22, 2002 in Volume 1733, at Page 460, as Document No. 921070.

APN: 835-402-010 and 835-402-023

Exhibit B

Personal Property List to Follow During Identification Period

Exhibit C

Seller’s Diligence Materials

1.	Plans and specifications (and other physical plan-related information, including maintenance records);

2.	Copies of any leases, subleases and/or licenses for the Property;

3.	Copies of any material contracts and other agreements affecting the Property and its operation and maintenance;

4.	Copies of any surveys, environmental reports, engineering data and reports, soils studies, geotechnical reports;

5.	Copies of any material warranties affecting the Property;

Exhibit D

Form of Assignment and Assumption of Intangibles

ASSIGNMENT AND ASSUMPTION OF INTANGIBLES AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF INTANGIBLES AGREEMENT (this “Assignment”) is made and entered into as of                     , 20    , by and between The Manitowoc Company, Inc., a Wisconsin corporation (“Assignor”), and                             (“Assignee”).

WITNESSETH:

Assignor and [                    (predecessor in interest of Assignee)] entered into that certain Real Estate Purchase and Sale Agreement, dated as of [                    ], 2017 (the “Agreement”), regarding the sale of that certain real property being more fully described on Exhibit A attached hereto and made a part hereof (“Real Property”), together with all improvements and other property comprising the Property (as defined in the Agreement). Unless otherwise indicated herein, all capitalized terms in this Assignment shall have the meaning ascribed to them in the Agreement.

Under the Agreement, Assignor is obligated to assign to Assignee, to the extent assignable, all of Assignor’s right, title and interest, if any, in and to all governmental approvals, permits, licenses certificates of occupancy and the like issued with respect to the Real Property (collectively, the “Licenses and Permits”), any drawings, plans, engineering reports, specifications, contract rights, and general intangibles related to the Real Property (collectively with the Licenses and Permits, the “Intangibles”).

Under the Agreement, Assignee is obligated to accept such assignment and assume and agree to keep, perform and observe all of the terms, covenants, agreements and conditions contained in the Intangibles on the Assignor’s part, as owner, to be kept, performed and observed.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1. To the extent assignable, Assignor hereby assigns to Assignee all right, title and interest of Assignor, as owner, in, to and under the Intangibles. Assignee hereby accepts such assignment and assumes and agrees to keep, perform and observe all of the terms, covenants, agreements and conditions contained herein and in the Intangibles on Assignor’s part, as owner, to be kept, performed and observed with respect to any fact, event or circumstance that first occurs from and after the date of this Assignment.

2. Assignee agrees to protect, defend, indemnify and hold harmless Assignor, its legal representatives, successors and assigns from any and all losses, damages,

expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, arising out of or in connection with the Intangibles from and after the date of this Assignment.

3. In the event of the bringing of any action or suit by a party hereto against another party thereunder by reason of any breach of any of the covenants, conditions, agreements or provisions on the part of the other party arising out of this Assignment, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including actual attorneys’ fees and costs.

4. The transfers and assumptions given effect by this Assignment are limited by and made expressly subject to the terms, covenants and conditions set forth in the Agreement.

5. This Assignment may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

6. This Assignment shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs and legatees of all the respective parties hereto.

7. This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with the laws of the State of Wisconsin.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment and Assumption of Intangibles Agreement as of the day and year first above written.

ASSIGNOR:

[EXHIBIT ONLY]

ASSIGNEE:

[EXHIBIT ONLY]

Exhibit E

Form of Bill of Sale

BILL OF SALE

This Bill of Sale is given this     day of             , 20    , by The Manitowoc Company, Inc., a Wisconsin corporation (“Seller”), to                            (“Buyer”). In consideration of Ten Dollars ($10.00) and other valuable consideration, receipt of which is acknowledged, Seller hereby exchanges, conveys, grants, bargains, sells, transfers, assigns and delivers unto Buyer all of Seller’s right, title and interest in and to the personal property described on Exhibit A attached hereto and incorporated herein (“Personal Property”).

Seller hereby warrants and represents that Seller owns the Personal Property free and clear of all liens and encumbrances and that Seller has good right to sell the same and that it will warrant and defend the same against the lawful claims and demands of all persons.

With the exception of the foregoing warranty of title, Seller sells, and Buyer purchases the Personal Property as is and where is, without any expressed or implied warranty of any nature whatsoever, including but not limited to any warranty of merchantability or fitness for a particular purpose.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale the day and date first above written.

SELLER:

[EXHIBIT ONLY]

Exhibit A (to Bill of Sale)

PERSONAL PROPERTY

[To be inserted]

“Real Property” as used herein means the real property legally described as follows:

[Legal description to be inserted]

[Exhibit E-2]

Exhibit F

Form of FIRPTA

TAXPAYER’S CERTIFICATION OF NON-FOREIGN STATUS

To inform [                        ] (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (“Code”), will not be required upon the transfer of certain real property to the Transferee by The Manitowoc Company, Inc., a Wisconsin corporation (“Taxpayer”) hereby certifies the following on behalf of the Taxpayer:

1. That Taxpayer is a United States person and is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

Taxpayer is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations;

The Taxpayer’s U.S. employer identification number is [            ]; and

The Taxpayer’s office address is c/o [                ], Attention: [            ].

The Taxpayer understands that this Certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Taxpayer.

Date:

[EXHIBIT ONLY]